Exhibit 10.2

NORTHSTAR NEUROSCIENCE, INC.

FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Fourth Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 9th day of April 2004, by and among Northstar Neuroscience, Inc., a Washington corporation (the “Company”), Boston Scientific Corporation, a Delaware corporation (“BSX”), and the investors listed on Exhibit A hereto (BSX, together with the parties listed on Exhibit A, the “Investors,” and each individually, an “Investor”).

RECITALS

A. The Company and certain of the Investors have previously entered into that certain Third Amended and Restated Investors’ Rights Agreement with the Company in connection with the purchase of Series D Preferred Stock pursuant to a Stock Purchase Agreement by and between such prior Investors and the Company dated April 8, 2002.

B. The Company and BSX have entered into a Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company desires to sell to BSX, and BSX desires to purchase from the Company, shares of the Company’s Series E Preferred Stock. A condition to BSX’s obligations under the Purchase Agreement is that the Company and the Investors enter into this Agreement in order to provide BSX with (i) certain rights to register shares of the Company’s Common Stock issuable upon conversion of the Series E Preferred Stock held by BSX, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities. The Company desires to induce BSX to purchase shares of Series E Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein.

AGREEMENT

The parties hereby agree as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The terms “register, “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document;

(b) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, (ii) the shares of Common Stock issuable or issued upon conversion of the Series B Preferred Stock, (iii) the shares of Common Stock issuable or issued upon conversion of the Series C Preferred Stock, (iv)

the shares of Common Stock issuable or issued upon conversion of the Series D Preferred Stock, (v) the shares of Common Stock issuable or issued upon conversion of the Series E Preferred Stock, (vi) an aggregate of 125,000 shares of Common Stock purchased by certain of the Investors pursuant to those certain Common Stock Purchase Agreements dated as of June 9, 1999, and (vii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii), (iii), (iv), (v) or (vi) and any other shares acquired under a right of first refusal or preemptive right; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Registrable Securities shall not include (a) any Registrable Securities sold by a Holder pursuant to a registration statement under this Agreement, (b) any Registrable Securities transferred to a Holder in a transaction pursuant to Rule 144 promulgated under the Securities Act, (c) any Registrable Securities transferred by a Holder in which registration rights are not transferred pursuant to Section 1.12 hereof, or (d) any Registrable Securities held by a Holder who is then permitted to sell all of the Registrable Securities then held by such Holder pursuant to Rule 144(k) or otherwise pursuant to Rule 144 in any three-month period;

(c) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(e) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s public filings under the Securities Exchange Act of 1934;

(f) The term “SEC” means the Securities and Exchange Commission;

(g) The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-l (or a successor form under the Securities Act) under the Securities Act, the public offering price of which is not less than $7.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate gross cash proceeds to the Company and/or any selling shareholders of at least $40,000,000;

(h) The term “Series A Preferred Stock” means the shares of Series A Preferred Stock issued and sold to certain Investors pursuant to that certain Series A Preferred Stock Purchase Agreement dated as of June 25, 1999;

(i) The term “Series B Preferred Stock” means the shares of Series B Preferred Stock issued and sold to certain Investors pursuant to that certain Series B Preferred Stock Purchase Agreement dated as of February 14, 2000;

(j) The term “Series C Preferred Stock” means the shares of Series C Preferred Stock issued and sold to certain Investors pursuant to that certain Series C Preferred Stock Purchase Agreement dated as of December 15, 2000;

(k) The term “Series D Preferred Stock” means the shares of Series D Preferred Stock issued and sold to certain Investors pursuant to that certain Series D Preferred Stock Purchase Agreement dated as of April 8, 2002; and

(l) The term “Series E Preferred Stock” means the shares of Series E Preferred Stock issued and sold to BSX pursuant to that certain Series E Preferred Stock Purchase Agreement dated as of April 9, 2004.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) June 30, 2008, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of not less than 25% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering at least such number of the Registrable Securities, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), file a registration statement under the Securities Act within 60 days of the receipt of such request and use its best efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within ten (10) days of the mailing of such notice by the Company in accordance with Section 5.3.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected four (4) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 5.3, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of not less than 10% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at a gross aggregate price to the public of less than $l,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided, that, before filing a registration statement or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Holders copies of all such documents proposed to be filed), and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty (120) days.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) If such securities are being sold through underwriters, use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, (i) a copy of the opinion, dated on or about such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a copy of the “comfort” letter, dated on or about such date, from the independent certified public accountants of the Company addressed to the underwriters in such underwritten public offering, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with up to two (2) registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company (a “Company Paid Registration”); provided, however, that no registration pursuant to Section 1.2 shall count as a Company Paid Registration if the Company withdraws such registration before it becomes effective (subject to the remainder of this Section 1.7(a)); and provided, further, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c) Registration on Form S-3. All expenses incurred in connection with up to two (2) registrations requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company, each of which shall be paid by the Company (a “Company Paid S-3 Registration”); provided, however, that no registration pursuant to Section 1.4 shall count as a Company Paid S-3 Registration if the Company withdraws such registration before it becomes effective (subject to the remainder of this Section 1.7(c)); and provided, further, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one S-3 registration pursuant to Section 1.4; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.4. Any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity, if any, as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, if any, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below 20% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling shareholders may be excluded entirely if the underwriters make the determination described above. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder severally and not jointly will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of at least 250,000 shares, subject to stock splits, of such securities, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, further, that such transferee is a subsidiary, affiliate, parent, general partner, limited partner or retired partner of a Holder or is a Holder’s family member or a trust for the benefit of an individual Holder or a family member; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a corporation, limited liability company, partnership or other entity, who are affiliates, shareholders, members, partners or retired partners of such entity (including spouses and ancestors, lineal descendants and siblings of such shareholders, members, partners or retired partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the corporation, limited liability company, partnership or other entity; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Registrable Securities (excluding, for purposes of this calculation, any shares of Series E Preferred Stock and any shares of Common Stock issued upon conversion thereof, unless any of such shares would be adversely affected in a manner disproportionate to the other holders of Registrable Securities), enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to require the Company to include such securities in any registration statement filed under Sections 1.2, 1.3 and 1.4 hereof.

1.14 Market-Standoff Agreement.

(a) Market-Standoff Period: Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company and all holders of 1% or more of the Company’s outstanding voting securities agree to be subject to substantially similar restrictions, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d) Transferees Bound. Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14, provided that this Section 1.14(d) shall not apply to transfers pursuant to a registration statement or transfers after the six month anniversary of the effective date of the Company’s initial registration statement subject to this Section 1.14.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) seven years following the consummation of a Qualified IPO, or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three (3)-month period without registration.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Holder of at least 250,000 shares (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Registrable Securities:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within thirty (30) days after the end of each of month of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such month and an unaudited balance sheet as of the end of such month, each of which statements shall include a comparison to the applicable Monthly Budget (as defined below);

(c) as soon as practicable, but in any event thirty (30) days after the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis (the “Monthly Budget”); and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(d) if requested by a majority in interest of those Holders entitled to receive the financial statements pursuant to this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that the financial statements called for in subsection (b) of this Section 2.1 were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so.

2.2 Inspection. The Company shall permit each Holder of at least 250,000 shares of Registrable Securities, at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, a “Major Investor” shall mean any person who holds at least 250,000 shares (as adjusted for any stock dividends, combinations or splits with respect to such shares) of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock in the aggregate (or the Common Stock issued upon conversion thereof). For purposes of this Section 2.3, a Major Investor includes any partners or members and affiliated investment entities of a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or members or affiliated investment entities in such proportions as it deems appropriate, as long as each such designee represents in writing that it is an accredited investor within the meaning of Regulation D of the Securities Act.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice by certified mail (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within fifteen (15) calendar days after delivery of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (l0)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of such shares held by all Fully-Exercising Investors.

(c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this paragraph 2.3 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services, (ii) to or after consummation of a Qualified IPO, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) to the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions, (vi) to the issuance or sale of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, (vii) to the issuance or sale of securities to a strategic or joint venture partner, supplier, vendor or customer of the Company for reasons that, in the good faith judgment of the Company’s Board of Directors, are in substantial part other than to raise capital and which transaction is unanimously approved by the Board of Directors; or (viii) to the issuance or sale of securities that, with unanimous approval of the Board of Directors of the Company, are not offered to any existing shareholder of the Company or any affiliate thereof.

2.4 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 through Section 2.3 shall terminate as to each Holder and be of no further force or effect immediately prior to the consummation of a Qualified IPO.

(b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.4(a) above.

2.5 Qualified Small Business Stock. The Company covenants and agrees, on the reasonable request of any Holder, to conduct a reasonable investigation into the question of whether the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Registrable Securities are “qualified small business stock” within the meaning of the Internal Revenue Code of 1986, as amended, and to thereafter deliver to such Holder a duly executed Certificate of Representations in the form attached hereto as Exhibit B (the “QSBS Certificate”). If the Company is unable to deliver an executed QSBS Certificate because representation statement 2 in the QSBS Certificate is inaccurate, the Company covenants and agrees to deliver a statement explaining the reasons for such inaccuracy.

3. Drag-Along Rights. In the event that Holders owning sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (the “Preferred Stock,” and such Holders, the “Major Holders”), voting together as a single voting group, desire to enter into a merger, combination, consolidation or share exchange, or to sell all or substantially all of the Company’s assets to a third party (each, a “Sale Transaction”), then each other Holder of Preferred Stock shall (i) be obligated to and shall vote all of their shares of Preferred Stock in favor of such Sale Transaction, and (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as the Major Holders or the acquiror or acquirors in such Sale Transaction may reasonably require in order to carry out the terms and provisions of this Section 3; provided, however, that, in no event shall a Holder be obligated to undertake the foregoing: (i) if the Sale Transaction has not previously been approved by a majority of the Board of Directors, and (ii) if the distribution of consideration received by the Company or its shareholders upon consummation of a Sale Transaction is not in accordance with distribution requirements set forth in Section 4.4.2 of the Company’s then-current Articles of Incorporation, or any successor section thereto.

4. Voting Agreement.

4.1 Election of Board of Directors. Each Investor and its permitted transferees agrees to vote all of his, her or its shares of capital stock of the Company, now owned or hereafter acquired or which such Investors may be empowered to vote (the “Shares”), from time to time and at all times in whatever manner shall be necessary to ensure that at each annual or special meeting of shareholders called for the election of directors and in each written consent circulated for execution by shareholders with respect to the election or removal of directors, for the election of the following persons to the Board of Directors: (a) one (1) director who shall be nominated by the holders of a majority of the Series A Preferred Stock; (b) one (1) director who shall be nominated by the holders of a majority of the Series B Preferred Stock; (c) one (1) director who shall be nominated by the holders of a majority of the Series C Preferred Stock; (d) one (1) director who shall be nominated by AEA Investors Inc. (“AEA”), for so long as AEA and its affiliates collectively own a number of shares of Registrable Securities equal to at least fifty percent (50%) of the number of shares of Registrable Securities held by it as of April 8, 2002; (e) one (1) director who shall be nominated by CHANNEL Medical Partners, L.P. (“CHANNEL”) for so long as CHANNEL and its affiliates collectively own a number of shares of Registrable Securities equal to at least fifty percent (50%) of the number of shares of Registrable Securities held by it as of April 8, 2002; (f) one (1) director who shall be nominated by Johnson & Johnson Development Corporation (“JJDC”) for so long as JJDC and its affiliates collectively own a number of shares of Registrable Securities equal to at least fifty percent (50%) of the number of shares of Registrable Securities held by it as of April 8, 2002; and (g) one (1) director who shall be the Chief Executive Officer of the Company; provided, however, that if either of AEA, CHANNEL or JJDC is no longer entitled to nominate a member of the Board of Directors pursuant to this Section 4.1, such director shall be nominated by the holders of a majority of the Series D Preferred Stock then outstanding. Any remaining members of the Board of Directors shall be elected by the holders of a majority of the shares of the Company’s Common Stock and Preferred Stock, voting together as a single voting group.

4.2 Removal of Directors and Vacancies. Directors may be removed at any time with or without cause, provided, that no party hereto shall vote for the removal of a director nominated and elected pursuant to this Agreement, and no such vote shall be effective, unless the parties who nominated such director, voting among themselves in accordance with Section 4.1 above, shall specify. If such parties specify the removal of a director, the other parties agree to vote all Shares owned by them, or as to which they have voting power, for the removal of such director. If a vacancy occurs on the Board of Directors, the remaining directors shall immediately elect the nominee of the group that nominated the departing director. If the remaining directors fail for any reason to elect such nominee, the Company or the other parties shall cause a shareholders’ meeting to be held at the earliest practicable date, at which meeting the other parties shall vote, pursuant to this Agreement, all Shares owned by the them, or as to which they have voting power, for such nominee.

4.3 Covenants of the Company. The Company agrees to use its reasonable efforts to ensure that the rights granted hereunder are effective and that the parties hereto enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s reasonable efforts to cause the nomination and election of the directors as provided above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the parties hereunder against impairment.

4.4 Legends on Stock Certificates. Each certificate representing Shares shall have affixed thereto the following legend:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN COVENANTS REGARDING THE VOTING OF SUCH SHARES IN THE ELECTION OF DIRECTORS, AS SET FORTH IN AN INVESTORS’ RIGHT AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST

FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE VOTING PROVISIONS OF SECTION 4 OF SAID INVESTORS’ RIGHTS AGREEMENT.

4.5 Execution by the Company. The Company, by its execution in the space provided below, agrees that it will cause the certificates evidencing the shares of Common Stock and Preferred Stock to bear the legend required by Section 4.4 herein, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The parties hereto do hereby agree that the failure to cause the certificates evidencing the shares of Common Stock and Preferred Stock to bear the legend required by Section 4.4 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided under this Section 4.5 shall not affect the validity or enforceability of this Agreement.

4.6 Amendment of Voting Agreement. No provision of this Section 4 may be amended in a manner that would adversely affect the rights of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock unless the holders of 66 2/3% of the shares of any such affected series, voting as a separate voting group, have consented to such amendment in writing. In addition, the nomination rights of any of AEA, CHANNEL or JJDC (to the extent such nomination rights exist pursuant to Section 4.1) may not be amended in a manner that would adversely affect such rights unless the affected party among AEA, CHANNEL or JJDC has consented to such amendment in writing.

4.7 Termination of Voting Agreement. The covenants set forth in this Section 4 shall terminate in their entirety and be of no further force and effect immediately prior to the consummation of a Qualified IPO.

5. Miscellaneous.

5.1 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2 Amendments and Waivers. Except as otherwise set forth herein, any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

5.3 Notices. Any notice given under this Agreement shall be in writing and delivered in person, via facsimile machine, sent by documented overnight delivery service or mailed by certified or registered mail, postage prepaid, to the appropriate party or parties at the addresses referenced below, or to such other address as the parties may hereinafter designate. Unless otherwise specified in this Agreement, all such notices and other written communications shall be effective (and considered received for purposes of this Agreement) (i) if delivered, upon delivery, (ii) if by facsimile machine during normal business hours, upon transmission with confirmation of receipt by the receiving party’s facsimile terminal and if not sent during normal business hours, then on the next business day, (iii) if sent by documented overnight delivery service, on the date following the date on which such notice or other written communication is delivered to such overnight delivery service for mailing, or (iv) if mailed via first-class regular mail, forty-eight (48) hours after mailing. Notices shall be sent (a) if to an Investor, to its address as set forth on the signature page hereto, or at such other address as such Investor shall have furnished to the Company in writing, provided, that, in the case only of AEA Investors Inc., one copy should also be delivered to Kirkland & Ellis, Aon Center, 200 East Randolph Drive, Chicago, IL 60601, Attn.: Stephen L. Ritchie, provided, further, that in the case of CHANNEL Medical Partners, L.P., one copy should also be delivered to Kirkland & Ellis, Aon Center, 200 East Randolph Drive, Chicago, IL 60601, Attn: Margaret Gibson, and provided, further, that in the case of Johnson & Johnson Development Corporation, one copy should be delivered to Johnson & Johnson Development Corporation, One Johnson & Johnson Plaza, New Brunswick, NJ, 08933, Attn: Brad Vale and Eric Jung, with a further copy to Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, NY 10111, Attn: Kristopher Brown, and provided, further, that in the case of Boston Scientific Corporation, one copy should be delivered to Bingham McCutchen LLP, 150 Federal Street, Boston, MA 02110-1726, Attn: Johan V. Brigham, or (b) if to the Company, at 2401 Fourth Avenue, Suite 300, Seattle, WA 98121, Attn: Chief Executive Officer, with one copy to the Investors and one copy to Gray Cary Ware & Freidenrich LLP, 701 Fifth Avenue, Suite 7000, Seattle, WA 98104; Attn: Laura T. Puckett.

5.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

5.5 Expenses. The Company shall reimburse outside directors for reasonable and customary out-of-pocket expenses relating to their service on the Board of Directors.

5.6 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of laws.

5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.9 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Pages Follow]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

NORTHSTAR NEUROSCIENCE, INC.

By:	/s/ Alan Levy
Name:	Alan Levy
(print)
Title:	Pres./ CEO
Address:	2401 Fourth Avenue, Suite 300
Seattle, WA 98121

INVESTORS:

[Signature pages follow.]

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